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                                                                     Exhibit 11
                           UGLY DUCKLING CORPORATION
              SCHEDULE OF COMPUTATION OF EARNINGS (LOSS) PER SHARE
                 (In thousands, except earnings per share data)

                                           Years ended December 31,                      Six months ended June 30,
                                  ------------------------------------------     ---------------------------------------
                                     1993            1994            1995            1995            1996          1996
                                     ----            ----            ----            ----            ----          ----
                                                                                                                  Fully
                                                                                                    Primary      Diluted
                                                                                                    -------      -------
Net Earnings (Loss)               $  698         $(1,967)          $(3,972)         $ (748)         $2,148        $2,148

Preferred stock dividend paid     $   --         $    --           $    --          $   --          $ (566)         (566)
                                  -------------------------------------------     ----------------------------------------
Net Earnings (Loss) available
  to Common Shares                $  698         $(1,967)          $(3,972)         $ (748)         $1,582         1,582
                                  ===========================================     ========================================
Weighted average number of common
  shares equivalent:
Weighted average common
  shares outstanding               4,640           5,213             5,521           5,521           5,753         5,753
Common equivalent shares using
  the treasury stock method          371             371               371             371             383           392
                                  ------------------------------------------      -----------------------------------------
Weighted average common and
  common equivalent shares
  outstanding                      5,011           5,584             5,892           5,892           6,136         6,145
                                  ==========================================      =========================================
Net Earnings (Loss) per Share (1) $ 0.14         $ (0.35)          $ (0.67)         $(0.13)         $ 0.26          0.26
                                  ==========================================      =========================================

--------------------
(1) Fully diluted earnings per common share is equivalent to primary earnings per common share for the years ended December 31, 1993, 1994, and 1995 and for the six months ended June 30, 1995.